UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2024

TFF PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39102	82-4344737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1751 River Run, Suite 400 Fort Worth, Texas 76107
(Address of principal executive offices)

(817) 438-6168
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b)of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock: Par value $.001	TFFP	Nasdaq Capital Market

Item 1.02 Termination of a Material Definitive Agreement.

On November 14, 2024, the Board of Directors (the “Board”) of TFF Pharmaceuticals, Inc. (the “Company”) unanimously approved the dissolution and liquidation of the Company pursuant to a plan of dissolution (the “Plan of Dissolution”), subject to stockholder approval. As a result of the Board’s approval of the dissolution and liquidation of the Company, that certain Amended and Restated Patent License Agreement (“License Agreement”) dated April 20, 2022 between the Company and The University of Texas at Austin, on behalf of the Board of Regents of the University of Texas System automatically terminated under the terms of the License Agreement. Pursuant to the License Agreement, the Company held an exclusive worldwide, royalty bearing license to the patent rights for the Company’s thin film freezing platform.

The Company intends to call a special meeting of the stockholders to seek approval of the Plan of Dissolution and will file proxy materials relating to the special meeting with the Securities and Exchange Commission as soon as practicable.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 14, 2024, in connection with the planned wind down of the Company’s operations, the Board of the Company unanimously approved a reduction-in-force (the “Reduction in Force”) of substantially all of its employees to be effective on November 15, 2024. The Company expects to incur one-time charges and cash expenditures associated with the workforce reduction of approximately $1.8 million, primarily related to severance payments, benefits and related termination costs, of which up to approximately $82,000 in severance will be paid within the next two weeks to non-executive employees.

The estimates of charges, costs and expenses that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions and actual results may differ materially from estimates.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On November 14, 2024, in connection with the planned wind down of the Company’s operations, Harlan Weisman, M.D., Robert J. Mills, Stephen Rocamboli, Brandi Roberts, Catherine Lee and Thomas King, each notified the Company of their respective resignations as members of the Board and all committees thereof, effective November 14, 2024. None of these resignations resulted from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Departure of Officers; Transition into Consultant Roles

In connection with the Reduction in Force, Harlan Weisman, M.D., Kirk Coleman and Zamaneh Mikhak, Ph.D., ceased serving as President/Chief Executive Officer, Chief Financial Officer and Chief Medical Officer, respectively, to be effective as of November 14, 2024. Each of the former officers will be entitled to certain severance payments and the continuation of health benefits pursuant to their employment agreement with the Company. It is expected that Mr. Coleman and Dr. Mikhak may provide certain consulting services to the Company in connection with the planned wind down of the Company’s operations.

Appointment of Director and Officer

On November 14, 2024, the Board appointed Craig R. Jalbert, age 63, as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and sole member of the Board, effective November 14, 2024. Mr. Jalbert will also serve as the Company’s principal executive officer, and as its principal financial officer and principal accounting officer. Mr. Jalbert’s term as director shall expire upon the election and qualification of his successor. Mr. Jalbert has not been appointed to any committee of the Board and as of the date hereof is not expected to be appointed to any committee of the Board.

Mr. Jalbert has served as a principal of the Foxborough, Massachusetts accounting firm of Verdolino & Lowey, P.C. since 1987. For over 30 years he has focused his practice in distressed businesses and has served, and continues to serve, in the capacities of officer and director for numerous firms in their wind down phases.

In connection with his appointment as an officer and director of the Company, Mr. Jalbert will be compensated in the amount of $10,000 per month through the date the Company receives a stockholder vote on its Plan of Dissolution and $50,000 per year for a period of three years thereafter. Mr. Jalbert was appointed to the Board and as an officer of the Company pursuant to an engagement letter with the Company, executed on November 7, 2024, to assist the Company in developing a plan of wind down of the Company’s business affairs. There are no family relationships between Mr. Jalbert and any director or executive officer of the Company, and Mr. Jalbert has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits	Method Filing

The following exhibit is filed with this report:

Exhibit 99.1	Press release dated November 14, 2024 regarding the dissolution of the Company	Filed Electronically herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFF PHARMACEUTICALS, INC.

Dated: November 14, 2024	/s/ Craig Jalbert
Craig Jalbert,
President and Chief Executive Officer

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